DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

March 25, 2011

Statoil ASA
Forusbeen 50
N-4035 Stavanger
Norway

We hereby consent to references to DeGolyer and MacNaughton contained in the section entitled "3.9.2 Proved oil and gas reserves; Report of DeGolyer and MacNaughton" of the Annual Report on Form 20-F for the year ended December 31, 2010, of Statoil ASA (the Form 20-F) and to the inclusion of our third-party letter report dated March 9, 2011, concerning our evaluation of certain oil and gas properties of Statoil ASA., which is included as an exhibit to the Form 20-F.

Very truly yours,

DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716